FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  November 18, 2003

Commission File Number 1-13123

METALS USA, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	76-0533626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Three Riverway, Suite 600 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 965-0990

METALS USA, INC.

FORM 8-K

ITEM  5. OTHER EVENTS

Text of Press Release Dated November 18, 2003 –

METALS USA ANNOUNCES CHANGES

IN THE FLAT ROLLED GROUP

NOVEMBER 18, 2003 – HOUSTON – Metals USA, Inc., a leader in the metals processing and distribution industry, today announced several changes in its Flat Rolled Group aimed at streamlining decision making and reducing costs.

Metals USA facilities located in Madison, Illinois and Jeffersonville, Indiana will combine forces to maximize their penetration of the Southern Illinois, Southern Indiana, Missouri and Kentucky markets.  Similarly, Metals USA facilities located in the Great Lakes Region will also be coordinating their efforts to minimize costs and better develop marketing activities.

Further, Metals USA announced that Robert J. McCluskey has resigned as Senior Vice President of the Company and as President of the Flat Rolled Group effective November 17, 2003.  The General Manager of the Metals USA Springfield, Ohio facility, Roger Krohn, Jr., has been appointed President of the Flat Rolled Group.  Additionally, Mr. Krohn will retain his current responsibilities at Springfield.

Lourenço Gonçalves, President and CEO of Metals USA, stated:  “We thank Bob for the contributions he has made to the Company as president of the Flat Rolled Group during this interim period.  Roger Krohn has a wealth of experience, and a demonstrated track record of exceptional performance in a very competitive environment.  By putting Roger in a ‘player-coach’ position, Metals USA gets the best of both worlds: continued superior performance in our Springfield facility and an experienced leader to the Flat Rolled Group team.”

Mr. Goncalves continued, “Metals USA has posted improved performance every quarter this year and is currently operating in a profitable manner.  We have great people working in first class facilities located in the heart of American manufacturing.  Even though we are pleased with what we have already accomplished, we will not be complacent. We believe we can do even better as we continue to innovate to maximize our profitability.”

Metals USA, Inc. is a leading metals processor and distributor in North America providing a wide range of products and services in the Carbon Plates and Shapes, Flat-Rolled Products, and Building Products markets.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.  These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, who has signed this report on behalf of the Registrant.

METALS USA, INC.

Date: November 18, 2003	By:	/s/ Terry L. Freeman
Terry L. Freeman
Senior Vice President and Chief Financial Officer